U.S. Dollar to Rand Conversion Table: U.S. Dollar to South
African Rand (Interbank Rate) Dates: May 18, 1994; December 31,
1994; December 31, 1995; December 31, 1996; December 31, 1997;
December 31, 1998; May 18, 1999:
May 18, 1994: 3.6595
December 31, 1994: 3.5445
December 31, 1995: 3.6445
December 31, 1996: 4.6780
December 31, 1997: 4.8645
December 31, 1998: 5.8625
May 18, 1999: 6.21110